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                                                                  EXHIBIT 10.9

                              EXECUTIVE FORM OF
                UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
             AGREEMENT FOR INCENTIVE STOCK OPTION AWARD PROGRAM

                   INCENTIVE / NON-QUALIFIED STOCK OPTION
                             SEPTEMBER 27, 1996



         The Board of Directors (the "Board") of Universal Standard Medical Laboratories, Inc. (the "Company"), or the Stock Option Committee thereof (the "Committee") designated by the Board to administer the Universal Standard Medical Laboratories, Inc. 1992 Stock Option Plan (the "Plan"), hereby grants to _________ (the "Grantee") a stock option (the "Option"), pursuant to the Plan and the Incentive Stock Option Award Program (the "ISOAP"). The Option is subject in all respects to the Plan. Certain capitalized terms used in this agreement (the "Agreement") which are not defined herein have the meanings indicated for such terms of the Plan.

         1. Stock Option. The Option entitles the Grantee to purchase up to ______ shares (the "Option Shares") of the Company's Common Stock, no par value (the "Common Stock"), at an option price per share of $____ (the "Option Price"), subject to the terms and conditions of this Agreement. The Option is intended to be an Incentive Stock Option, to the extent permitted under applicable law.

         2.      (a)      Exercisability.  Any portion of this Option which
vests and becomes exercisable as provided in Section 2(b) may be exercised and Option Shares may be purchased pursuant thereto at any time and from time to time thereafter; provided that the Grantee may not, without the written consent of the Committee, exercise this Option in a manner which results in a limitation on the Company's annual tax deduction for compensation payments to the Grantee pursuant to the $1 million per person limitation on annual compensation deductions under Section 162(m) of the Code. The Option Price for Option Shares shall be paid in full in cash or by check by the Grantee at the time of the delivery of Option Shares, or, at the written election of the Grantee, payment may be made by (i) delivery to the Company of outstanding shares of Common Stock, (ii) retention by the Company of one or more of vested Option Shares or (iii) any combination of cash, check, the Grantee's delivery of outstanding Shares and retention by the Company of one or more of such Option Shares.

                 (b) Vesting/Exercisability. The Grantee may only exercise his Option to purchase Option Shares to the extent that the Option has vested and become exercisable with respect to such Option Shares. One half of the Option Shares shall be designated as the Turnaround Incentive Options and will vest on June 30, 1997 if the required goals, as set forth below, are attained by such date. One half of the Option Shares shall be designated as the High Growth Incentive Options and will vest on December 31, 1997 if the required goals, as set forth below, are attained by such date.





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                          (i)     Turnaround Incentive Options.  (A) _______
shares of the Turnaround Incentive Options will vest if the Company's consolidated net loss per share is ($.04) or less for the three months ended March 31, 1997 (the "First Quarter Corporate Objective"). If the First Quarter Corporate Objective is not met, _____ shares of the Turnaround Incentive Options will vest if the Company's Consolidated net earnings per share is $0 or more for the three months ended June 30, 1997 (the "Second Quarter Corporate Objective"). If the First Quarter Corporate Objective is met, ______ shares of the Turnaround Incentive Options will vest if the Second Quarter Corporate Objective is met.

          (B) _______ shares of the Turnaround Incentive Options will vest if the Company's consolidated net loss per share for its laboratory division is ($.11) or less for the three months ended March 31, 1997 (the "First Quarter Lab Division Objective"). If the First Quarter Lab Division Objective is not met, _______ shares of the Turnaround Incentive Options will vest if the Company's consolidated net loss per share for its laboratory division is ($.09) or less for the three months ended June 30, 1997 (the "Second Quarter Lab Division Objective"). If the First Quarter Lab Division Objective is met, ______ shares of the Turnaround Incentive Options will vest if the Second Quarter Lab Division Objective is met.

          (C) _______ shares of the Turnaround Incentive Options will vest if the Grantee meets the Grantee's individual goals set forth in Exhibit A (the "Individual Goals"), by the date set forth in Exhibit A, or June 30, 1997, if no date is set forth in Exhibit A. However, if the Grantee fails to meet his/her Individual Goals, he/she will forfeit the right to any Turnaround Incentive Options that may have vested through the attainment of the Corporate Objectives or Lab Division Objectives unless otherwise approved by the Committee.

                          (ii)    High Growth Incentive Options.  A number of
High Growth Incentive Options equal to the number of Turnaround Incentive Options which vested as described in Section 2(b)(i) above, or if no Turnaround Incentive Options vested, then, if the Grantee attains all of his/her Individual Goals by December 31, 1997, one half of the High Growth Incentive Options, will vest if the Company's consolidated net earnings per share for the year ended December 31, 1997 is $.10 or more.

                          (iii)   Time Vesting.  Subject to the Grantee's
continued employment with the Company as of any such date, Turnaround Incentive Options which vested on June 30, 1997, and High Growth Incentive Options which vested on December 31, 1997, will become exercisable in increments of 25% per annum, on each anniversary of the date on which the option first vested, beginning June 30, 1998. All vested Option Shares which have not yet become exercisable will expire if the Grantee's employment with the Company terminates prior to the date on which such Option Shares become exercisable. To the extent not exercised, exercisable Option Shares shall accumulate and the Grantee may exercise them thereafter in whole or in part. All unvested Turnaround Incentive Options expire on June 30, 1997 and all unvested High Growth Incentive Options expire on December 31, 1997, except as otherwise determined by the Committee. Option





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shares shall be Incentive Stock Options to the extent permitted under applicable law and the remainder of the Option Shares shall be Non- qualified Stock Options.

                          (iv)    Death or Disability; Change of Control.  The
Option shall become exercisable (A), with respect to all of the vested Option Shares, automatically upon the death or permanent disability (as determined by the Board or the Committee) of the Grantee and (B), with respect to all unexpired Option Shares, automatically upon a Change of Control. For purposes hereof, a "Change of Control" shall mean the sale of all or substantially all of the assets of the Company to an unaffiliated third-party; the merger or consolidation of the Company with an unaffiliated third-party in which the Company is not the surviving corporation; or the acquisition or control in excess of 51% of the Company's Common Stock on a fully-diluted basis by any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934) (other than WestSphere Capital Associates, L.P. and its affiliates). Notwithstanding the foregoing, the Option shall not vest and become automatically exercisable as described in Section 2(b)(iv)(B) without the written consent of the Committee, to the extent such acceleration of vesting would result, when taken in the aggregate with all other payments from the Company, in the payment by such Grantee of any excise tax provided for in Sections 280G and 4999 of the Code.

                          (v)     Termination of Employment.  The Grantee shall
have the right to exercise all unexercised Options which have vested as of the Grantee's Termination Date (as defined in the Plan) for a period of three (3) months following such Termination Date or such longer period as may be provided in the Plan or as the Committee may approve in its sole discretion in connection with such termination; provided, that the Option shall not be exercisable after its expiration pursuant to Section 7.

                          (vi)    All calculations of net earnings (loss) per
share required by this Agreement shall be as determined by the Chief Financial Officer of the Company. If there shall be any disputes as to such calculations, the determination of the Committee as to the net earnings (loss) per share amounts shall be final and binding on the Grantee.

         3.      Transferability of this Option.

                 (a) Except in the case of death or permanent disability of the Grantee, this Option shall not be transferable.

                 (b) The Company may assign its rights and delegate its duties under this Agreement.

         4. Conformity with Plan. The Grantee's Option is intended to conform in all respects with, and is subject to all applicable provisions of the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, the Grantee acknowledges his receipt of the Plan and agrees to be bound by all of the other terms of the Plan.





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         5.      Employment.  Notwithstanding any contrary oral representations or promises made to Grantee prior to or after the date hereof, Grantee and the Company acknowledge Grantee's employment with the Company and its subsidiaries is and will continue to be subject to the willingness of each to continue such employment and nothing herein confers any right or obligation on Grantee to continue in the employ of the Company or its subsidiaries or shall affect in any way Grantee's right or the right of the Company or its subsidiaries to terminate Grantee's employment at any time, for any reason, with or without cause.

         6. Share Legends. At the sole discretion of the Committee, all certificates representing any Option Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

         "THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAW."

         7. Expiration. The Option shall expire at 5:00 p.m., New York time, on the tenth anniversary of the date hereof. In the event that the Grantee shall cease to be employed by the Company or its subsidiaries for any reason, all Option Shares which shall not have vested and become exercisable prior thereto pursuant to Section 2 shall automatically terminate.

         8. Further Actions. The parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

         9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Grantee's heirs, executors, administrators, successors and assigns.

         10. Governing Law. This Agreement and all documents contemplated hereby, and all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the State of Michigan.

         11. Withholding. The Grantee hereby authorizes the Company to withhold from his compensation or agrees to tender the applicable amount to the Company to satisfy any requirements for withholding of income and employment taxes in connection with the exercise of the options granted hereby.
                                  * * * * * *

         Please execute the extra copy of this Agreement in the space below and return it to the Secretary of the Company to confirm your understanding and acceptance of the agreements contained in this letter.





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                                        Very truly yours,

                                        UNIVERSAL STANDARD MEDICAL
                                        LABORATORIES, INC.


                                        By: ____________________________

                                        Its: ___________________________


         The undersigned hereby acknowledges having read this Agreement, the Plan, and the other enclosures to this Agreement, and hereby agrees to be bound by all provisions set forth herein and in the Plan.



                                        GRANTEE:

                                        ______________________________
                                        (Signature)


                                        ______________________________
                                        (Please print name)







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                            NOTICE OF EXERCISE OF
                       STOCK OPTION GRANTED UNDER THE
                UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
                    INCENTIVE STOCK OPTION AWARD PROGRAM

President
Universal Standard Medical
  Laboratories, Inc.
26500 Northwestern Highway
Southfield, Michigan  48076

         An Option was granted to me on September 27, 1996 to purchase up to ______ shares of Universal Standard Medical Laboratories, Inc. (the "Company") Common Stock at a price of $____ per share (the "Option").

         I hereby elect to exercise the Option with respect to ______ shares (the "Exercise Shares"). Payment of the exercise price of $______ ($_____ multiplied by the number of Exercise Shares, referred to herein as the "Exercise Price") is being made as follows:

        [ ]      A.       Cash or check delivered with this notice.

        [ ]      B.       Certificates representing shares of Common Stock
                          having a Fair Market Value on the date of delivery of this notice equal to the Exercise Price.

        [ ]      C.       The Company is directed to retain shares from the
                          number of Exercise Shares having a Fair Market Value on the date of delivery of this notice equal to the Exercise Price.

        [ ]      D.       A combination of A, B and/or C above, having a value
                          equal to the Exercise Price, as follows:______________
                          ______________________________________________________
                          ______________________________________________________
                          ______________________________________________________

         The stock certificate for the shares acquired upon exercise should be issued to:

                          (name)_____________________________
                          (address)__________________________
                          ___________________________________
                          Social Security No.)_______________

Dated: ____________________, ____              _______________________________

                                               (print name)_____________________